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                                  EXHIBIT 21
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                                  Exhibit 21

                      Subsidiaries of CYTOGEN Corporation

Cellcor, Inc., a Delaware corporation, is a wholly-owned subsidiary of CYTOGEN Corporation.

CytoRad Acquisition Corp., a Delaware corporation, is a wholly-owned subsidiary of CYTOGEN Corporation.

CYTOGEN UK Limited, a private limited company organized under the laws of the United Kingdom, is a wholly-owned subsidiary of CYTOGEN Corporation.

Targon Corporation, a Delaware corporation, is a majority-owned subsidiary of CYTOGEN Corporation.